                                                                    Exhibit 99.1

Lawrence First is the Chief Investment Officer and Managing Director of each of
Ascribe Capital LLC ("Ascribe Capital") and Ascribe Management LLC ("Ascribe
Management" and, together with Ascribe Capital, "Ascribe").   Ascribe Capital is
the investment manager of Ascribe III Investments LLC ("Fund III"). Ascribe
Management is the investment manager of Ascribe II Investments LLC ("Fund II", and together with Fund III, the "Ascribe Funds"). The Ascribe Funds hold common stock, par value $0.01 per share, of the issuer.  American Securities LLC
("American Securities") is the 100% owner of Ascribe Capital and Ascribe
Management.  Ascribe Opportunities Fund III, L.P. ("Opportunities III") and
Ascribe Opportunities Fund III(B), L.P. ("Opportunities III(B)") are the sole members of Fund III. Ascribe Associates III, LLC ("Associates III") is the
general partner of Opportunities III and Opportunities III(B). Ascribe
Opportunities Fund II, L.P. ("Opportunities II") and Ascribe Opportunities Fund
II(B), L.P. ("Opportunities II(B)") are the sole members of Fund II. Ascribe
Associates II, LLC ("Associates II") is the general partner of Opportunities II and Opportunities II(B).

Each of Ascribe Capital, Ascribe Management, American Securities, Associates
III, Opportunities III, Opportunities III(B), Associates II, Opportunities II,
and Opportunities II(B) may be deemed to share beneficial ownership of the common stock of the issuer held by the Ascribe Funds.  This report does not include any common stock of the issuer held by the Ascribe Funds or that may be deemed to be beneficially owned by any Ascribe investment manager or any other
Ascribe entity affiliated with the Ascribe Funds.  Mr. First disclaims beneficial ownership of the common stock of the issuer held by the Ascribe
Funds, except to the extent of his pecuniary interests.